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                                                                   EXHIBIT 10.57

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into by and between MICHAEL S. WARD ("YOU") and PARADYNE CORPORATION, INC., a Delaware corporation (the "COMPANY"). This agreement will become effective on the day you begin employment with the Company, (the "EFFECTIVE DATE"), which shall occur on today's date or a date hereafter not to exceed 30 days, at your choosing.

         WHEREAS, you wish to enter into an employment agreement setting forth certain rights and benefits regarding your employment by the Company;

         WHEREAS, you are willing to commence your employment based on your particular qualifications, on the condition that the Company enter into this Agreement and perform all of its responsibilities hereunder; and

         WHEREAS, you will receive substantial benefits from the entry into this Agreement by the Company, and agree that you should fully perform all of your responsibilities and duties and strictly observe all of your obligations hereunder.

         NOW, THEREFORE, in consideration of your employment by the Company and the compensation to be paid by the Company to you in accordance with this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES

         (A) POSITION. In accordance with this agreement, the Company agrees to employ you throughout the Term (defined below) as its Sr. Vice President, Worldwide Sales. You shall report directly to the Company's Chief Executive Officer ("CEO") and will be responsible for providing direction and management for the sales and service organizations of the Company.

         (B) RESPONSIBILITIES. You shall provide your full business efforts and time to the Company and perform the duties and responsibilities assigned to you in accordance with the standards and policies that the CEO may establish from time to time. You will be assigned a reasonable annual sales quota in accordance with Company requirements. You shall not render services to any other person or entity without prior consent from the CEO or other authorized individual.

2.       TERM OF EMPLOYMENT

                  The Company agrees to continue your employment, and you agree to remain in Employment with the Company, from the Effective Date until the date your employment terminates pursuant to this Agreement. The term of this Agreement is one (1) year with automatic daily extensions.

3.       COMPENSATION

         (A) BASE COMPENSATION. Your Base Compensation shall be at the annual rate of $200,000 and will be increased at the discretion of the CEO in accordance with performance criteria to be agreed upon.


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         (B)      COMMISSIONS. You shall be eligible for target annual
                  commissions of $100,000 upon successful completion of your annual quota. The annual quota for FY 2002 will be $143M, subject to change at the discretion of the CEO. These commissions are to be paid on a monthly basis as shipments are recognized in accordance with your basic commission rate
                  (BCR). The BCR is calculated by dividing the target commission amount by the annual quota. Additionally, your base commission rate will double for all amounts exceeding your annual quota. You will also be eligible for a Quarterly Objective Bonus of $12,500 based on you meeting your quarterly objective. Commission payment will be paid in accordance to Company compensation plan.

         (C) STRETCH QUOTA BONUS. You will be awarded a Stretch Quota Bonus of $100,000 if you achieve the stretch quota revenue target set by the CEO. The stretch quota revenue target will be $200M for FY 2002.

         (D) STOCK OPTIONS. On the Effective Date of this Agreement you will be granted an option to purchase 550,000 shares of Common Stock of the Company. The strike price on 400,000 shares will be at fair market value and the strike price of the remaining 150,000 shares will be at $1.00. These options will vest in total over four years. The first vesting will occur one year from the date of grant at 25%, with the remaining 75% vesting quarterly thereafter. However, (A) immediately prior to the occurrence of a Change in Control, the unvested options will automatically vest as to those shares that would have vested in the 12-month period immediately following the Change in Control if such Change in Control had not occurred, and (B) if, at any time within one year following a Change in Control, you voluntarily resign for Good Reason or if you are terminated by the Company without Cause, then the unvested portion of the options will automatically vest as to those shares that would have vested in the 24 month period immediately following the Change in Control if such Change in Control had not occurred. Upon termination of employment due to death, disability or retirement, or termination without Cause or voluntary resignation for any reason, such options, to the extent exercisable as of the date of termination, will remain exercisable for six (6) months. Annually, and from time to time, you may receive additional options from the CEO or compensation committee.

4.       EMPLOYEE BENEFITS

         (A) IN GENERAL. Except as otherwise provided in this Agreement, you are entitled to participate in all incentive, savings, retirement, health and insurance plans provided by the Company to its senior executive officers generally.

         (B) VACATION. You shall be entitled to paid time off ("PTO") in an amount each year equal to other senior executive officers in the Company in addition to holidays and time off as specified by Company policy.

5. TERMINATION OF EMPLOYMENT. Termination of your employment may occur under any of the following circumstances:

         (A) COMPANY'S TERMINATION OF EMPLOYMENT. The Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, "Cause" shall mean:

                  i. A willful failure by you to substantially perform your duties and responsibilities in accordance with this Agreement, other than failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; and

                 ii. A willful act by you, misconduct or negligence in the performance of duties and responsibilities as an employee;

                iii. Willful violation of any law, rule or regulation or any cease-and-desist order relating to the operation of the business of the Company; or


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                 iv.       Conviction of, or plea of "guilty" or "no contest"
                           to, a felony or a crime involving moral turpitude.

         No act, or failure to act, by you shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was lawful and in the Company's best interest.

         (B) YOUR TERMINATION OF EMPLOYMENT. You have the right to terminate your employment with the Company at any time. You agree to provide thirty (30) days prior written notice to the Company of termination of your employment. The Company may select any date prior to the end of the notice period as the date your employment will terminate.

         (C) DEATH, RETIREMENT, OR DISABILITY. Your employment will terminate immediately upon your Death or Retirement during the Employment Period. In addition, this agreement will terminate without further obligations to your or your legal representatives, except for payment of any accrued obligations, which will be paid to your or your estate or beneficiary as applicable. However, you or your estate and/or beneficiaries will be entitled to receive, benefits under such plans, relating to death, disability or retirement benefits, if any, as are applicable to you on the date of termination. Retirement shall mean normal retirement as defined in the Company's then current retirement plan. In the event of Disability, if the Company determines in good faith that your Disability has occurred during the Employment Period, it may give written notice of its intention to terminate your employment. In such event, employment will terminate effective on the 30th day after your receipt of such written notice, provided that, within the 30 days after such receipt, you have not returned to full-time performance of your duties. Disability shall mean the inability of you to perform the essential functions of your regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

         (D) SEVERANCE PAYMENTS. If, during the employment period, the Company terminates your employment other than for cause or disability, or if you resign for Good Reason within 90 days after the occurrence of the event giving rise to Good Reason, then upon execution of a Release (in substantially the form of the Exhibit A hereto, you will receive:

                  i. A lump sum severance payment equal to twelve (12) months base salary in effect as of the date of termination.

                 ii. Payment of premiums for COBRA continuation for medical and dental benefits for your and your covered dependents, for a period not to exceed 12 months. Such obligation will terminate in the event you obtain other employment that provides such benefits to you.

         (E)      "GOOD REASON" means that:

                  i. Your compensation terms as contained herein, have been materially reduced;

                 ii. Your position, duties, or responsibilities have been materially reduced;

                iii. The Corporation has not paid you when due any salary, bonus, commission, or other material benefit due you.

         6. INDEMNIFICATION. During the Term and at all times thereafter, the Company shall indemnify you from any claims or actions based upon any acts or omissions, or alleged acts or omissions, by you which arise out of or related to your employment with the Company. You shall be a beneficiary of any directors' or officers' liability insurance policy maintained by the Company.

         7.       MISCELLANEOUS PROVISIONS.


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         (A)      NOTICES. Unless otherwise provided herein, any notice or other information to be provided to the Company will be made in writing to the CEO. Any notice or other information to be provided to you will be sent overnight delivery with receipt acknowledgement to your home address of 407 S. Royal Palm Way Tampa, FL 33609

         (B) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (C) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below



PARADYNE NETWORKS, INC.                   MICHAEL S. WARD

BY: /s/ Patrick Murphy                    /s/ Michael S. Ward

Name:  Patrick Murphy                    407 S. Royal Palm Way
                                          Tampa, FL 33609
Title: Chief Financial Officer

Date: January 17, 2002                    Date: January 17, 2002


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